Exhibit 20.1
CANADIAN SOLAR INC.
130 King Street West, Suite 1600, The Exchange Tower
Toronto, Canada M5X 1J5
NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
     NOTICE IS HEREBY GIVEN that an annual and special meeting (the “Meeting”) of shareholders of Canadian Solar Inc. (the “Corporation”) will be held at Suite 4400, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada M5J 2T3 on Monday, June 29, 2009 at 10 a.m. (local time) for the following purposes:
(a)	to receive the audited consolidated financial statements of the Corporation for the financial year ended December 31, 2008, together with the auditors’ report thereon and the notes thereto;

(b)	to elect directors of the Corporation;

(c)	to reappoint Deloitte Touche Tohmatsu CPA, Ltd. as the auditors of the Corporation and to authorize the directors of the Corporation to fix their remuneration;

(d)	to consider and, if thought fit, to approve a special resolution of shareholders authorizing the Corporation to transfer all of the equity of its existing wholly-owned Chinese subsidiaries to a newly-formed, wholly-owned Chinese subsidiary (“China Holdco”), the equity of which will be held by the Corporation, either directly or indirectly through a newly-formed, wholly-owned Hong Kong subsidiary (“Hong Kong Holdco”), and to receive in exchange therefor equity of China Holdco or shares of Hong Kong Holdco; and

(e)	to transact such other business as properly may be brought before the Meeting or any adjournment thereof.
     The matters to be dealt with at the Meeting are described in the management information circular of the Corporation accompanying this Notice (the “Circular”).
     Shareholders are entitled to appoint a proxy to attend and act for and on behalf of them at the Meeting. Shareholders who are unable to attend the Meeting in person and who wish to ensure that their common shares are voted at the Meeting are requested to complete, sign and return the accompanying form of proxy in accordance with the instructions set out therein and in the Circular.
DATED: June 4, 2009.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Shawn (Xiaohua) Qu
Shawn (Xiaohua) Qu
Chairman, President and Chief Executive Officer